UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2018

TopBuild Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36870	47-3096382
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 North Williamson Boulevard

Daytona Beach, Florida 32114

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (386) 304-2200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 11, 2018, TopBuild Corp. a Delaware corporation (the “Company”), entered into a note purchase agreement (the “Purchase Agreement”), together with its newly-formed wholly owned subsidiary, TopBuild Escrow Corp. (the “Escrow Issuer”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein (the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Escrow Issuer has agreed to sell, and the Initial Purchasers have agreed to purchase, upon the terms and subject to the conditions contained in the Purchase Agreement, $400.0 million aggregate principal amount of 5.625% Senior Notes due 2026 (the “Notes”). The issuance and sale of the Notes is expected to close on April 25, 2018 (the “Closing Date”).

On the Closing Date, the Escrow Issuer will deposit the net proceeds from the offering of the Notes, along with certain additional funds, in a segregated escrow account. Upon release of the funds from escrow following satisfaction of certain conditions, the Company expects to use the net proceeds from the offering of the Notes, together with proceeds from a $100.0 million delayed-draw term loan commitment currently available under its existing secured credit facility to finance its acquisition of United Subcontractors, Inc. (“USI”), including the repayment of certain of USI’s indebtedness and the payment of related fees and expenses, as well as for general corporate purposes. The Company expects to close its acquisition of USI on May 1, 2018, subject to the satisfaction of customary closing conditions, and the Company cannot guarantee that the acquisition of USI will be completed on such date or at all.

If the acquisition of USI is not completed, the Notes will be redeemed at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. Upon consummation of the acquisition of USI and the release of the escrowed funds, the Company would assume all of the obligations under the Notes, and the Notes would be guaranteed, on an unsecured senior basis, by all of the Company’s subsidiaries, including USI (the “Guarantors”).

The Purchase Agreement contains customary representations, warranties and agreements of the parties thereto. In addition, the Company, the Escrow Issuer and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The foregoing description of the Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference in this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Purchase Agreement, dated April 11, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPBUILD CORP.

Date: April 17, 2018	By:	/s/ John S. Peterson
John S. Peterson
Vice President and Chief Financial Officer